  As filed with the Securities and Exchange Commission on September 24, 1999

                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                                Comdisco, Inc.
            (Exact name of registrant as specified in its charter)
               Delaware                             36-2687938
   (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)
        6111 North River Road                 PHILIP A. HEWES, Esq.
       Rosemont, Illinois 60018          Senior Vice President/Legal and
            (847) 698-3000                          Secretary
  (Address, including zip code, and               Comdisco, Inc.
   telephone number, including area           6111 North River Road
   code, of registrant's principal           Rosemont, Illinois 60018
          executive offices)                      (847) 698-3000
                                       (Name, address, including zip code,
                                       and telephone number, including area
                                           code, of agent for service)
                                  Copies to:
          LOLA M. HALE, Esq.                ROBERT J. DONATUCCI, Esq.
       MICHAEL J. BOLAND, Esq.                   Brown & Wood LLP
        McBride Baker & Coles                 One World Trade Center
 500 West Madison Street, 40th Floor      New York, New York 10048-0557
       Chicago, Illinois 60661
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by the Registrant.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              Proposed
                                              maximum         Proposed
 Title of each class of       Amount         aggregate         maximum        Amount of
       securities              to be           price          aggregate      registration
    to be registered        registered      per unit(1)   offering price(2)      fee
-----------------------------------------------------------------------------------------
Debt Securities (3)....  $1,500,000,000(4)      100%      $1,500,000,000(4)  $417,000.00
Common Stock, par value
 $0.10 per share (5)...

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) To be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(3) Subject to note (4) below, there is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, or as may be issuable upon exercise or conversion of Debt Securities registered hereunder. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the original accreted value of such Debt Securities.
(4) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,500,000,000 (exclusive of accrued interest, if any) or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. No separate consideration will be received for Debt Securities or Common Stock issued upon conversion or exchange of Debt Securities registered hereunder.
(5) Subject to note (4) above, there is being registered an indeterminate number of shares of Common Stock as may from time to time be issuable upon the conversion or exchange of Debt Securities registered hereunder. Includes the preferred stock purchase rights associated with the Common Stock which will be issued for no additional consideration.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999
PROSPECTUS

-------------------------------------------------------------------------------

                                                        [LOGO OF COMDISCO INC.]

                                                                 COMDISCO, INC.
                                                             6111 N. River Road
                                                       Rosemont, Illinois 60018
                                                                 (847) 698-3000


                                          We will provide the specific terms
                                          of each series or issue of debt
                                          securities we issue in supplements
            $1,500,000,000                to this prospectus. You should read
                                          this prospectus and the supplements
                                          carefully before you invest.

           Debt Securities


   We may offer the securities directly or through underwriters, agents or dealers. The prospectus supplement will designate the terms of that plan of distribution. "Plan of Distribution" below also provides more information on this topic.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              September   , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About This Prospectus.....................................................   1

Where You Can Find More Information.......................................   1

The Company...............................................................   2

Recent Developments.......................................................   2

Ratio of Earnings to Fixed Charges........................................   3

Use of Proceeds...........................................................   3

Forward-Looking Statements................................................   3

Description of the Debt Securities........................................   4

Description of Our Common Stock...........................................  11

Delaware General Corporation Law and Our Certificate of Incorporation and
 Bylaws...................................................................  14

Plan of Distribution......................................................  16

Legal Opinions............................................................  17

Experts...................................................................  17

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time sell the combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should read this prospectus and any prospectus supplement together with additional information described under the next heading WHERE YOU CAN FIND MORE INFORMATION.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to you at our web site at http://www.comdisco.com and the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also inspect reports and other information we file at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

     . Annual Report on Form 10-K for the year ended September 30, 1998 and an amendment to that form filed on Form 10-K/A on April 29, 1999;

     . Quarterly Reports on Form 10-Q for the quarters ended December 31,
       1998, March 31, 1999 and June 30, 1999;

     . Current Reports on Form 8-K filed with the SEC on January 15, 1999,
       January 20, 1999, January 27, 1999, April 16, 1999, April 23, 1999,
       September 1, 1999 and September 23, 1999; and

     . The descriptions of the Common Stock and related Common Stock
       Purchase Rights included in the registration statements filed under the Exchange Act under File No. 1-7725, including all amendments or reports filed for the purpose of updating such description.

      You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Comdisco, Inc.
  6111 N. River Road
  Rosemont, IL 60018
  (847) 698-3000
  Attention: Corporate Secretary

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

      We are a technology services company. Our purpose as a technology services company is to discover options that enable our customers to maximize the business benefits of technology, while reducing technology cost and risk. These services include:

     . asset management;

     . continuity;

     . network; and

     . equipment leasing and remarketing.

      We design our services to provide integrated, long-term, cost effective asset and technological planning, as well as data and voice availability and recovery, to users of high technology equipment. We operate in one industry segment, business services.

      We provide our customers with available technical, financial and recovery alternatives, regardless of hardware platform or manufacturer. We work with our customers to develop strategies governing:

     . when to acquire equipment;

     . how to track equipment;

     . when to upgrade existing equipment; and

     . when to order new equipment to take advantage of current technology.

      We also provide continuity services for customers' data, voice and network systems. We can also act as an outlet for equipment being displaced.

      Our business is diversified by customer, customer type, equipment segments, geographic location of our customers and maturity of our lease receivables. Our customers include "Fortune 1000" corporations or companies of a similar size as well as smaller organizations. We do not depend on any single customer or on any single source for the purchasing, selling or leasing of equipment, or in connection with our services.

      Our executive offices are located in the Chicago area, at 6111 North River Road, Rosemont, Illinois 60018, telephone number (847) 698-3000. Our website is located at http://www.comdisco.com. At September 30, 1998 we had approximately 2,800 full-time employees.

                              RECENT DEVELOPMENTS

      The industry in which we operate is evolving, and our business is becoming more service oriented, with the business driven by our service capabilities. Accordingly, on March 24, 1999, we announced a major shift in corporate strategy to realign our focus on technology services, which include continuity, network, lifecycle management services and the communication services of our newly-acquired subsidiary Prism Communication Services, Inc., and on global leasing businesses in historically high-margin areas such as electronics, communications, medical, laboratory and scientific and venture leasing. As part of our realignment, we also committed to shed low-margin businesses, including our mainframe leasing portfolio and medical refurbishing business.

      In conjunction with our repositioning, we recorded a one-time pre-tax charge of $150 million, $96 million after tax, or approximately $0.63 per share, in the quarter ended March 31, 1999. The components of this pretax charge include $100 million associated with our exit from the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with a realignment of our service businesses. We concluded the sales of our mainframe computer leasing portfolio and medical refurbishing business in the fiscal quarter ended June 30, 1999.

      We finalized the acquisition of Prism during the quarter ended March 31, 1999. Prism is building out a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Prism markets its services to enterprise customers that want to provide their employees with high-speed remote access to their Local Area Network to improve employee productivity and reduce operating costs, and to consumer end users. Prism's services are provided over standard copper telephone lines at speeds significantly faster than the speed available through a 56.6 Kilobits per second modem. Prism introduced its services in the New York City area in January 1999.

                       RATIO OF EARNINGS TO FIXED CHARGES

       Nine months
          ended
      June 30, 1999                 Fiscal year ended September 30,
      -------------         ------------------------------------------------------------------------------
                            1998             1997             1996             1995             1994
                            ----             ----             ----             ----             ----
          1.11              1.71             1.67             1.64             1.55             1.29

      These computations include us and our subsidiaries, and companies in which we own 50% or less equity. For these ratios, "earnings" is determined by adding "total fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which we own at least 20% but less than 50% equity. For this purpose, "total fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, and (2) an interest factor attributable to rentals.

                                USE OF PROCEEDS

      Unless we tell you otherwise in a prospectus supplement, we, or our affiliates, will use the net proceeds from the sale of the debt securities for general corporate purposes. General corporate purposes may include repayment of debt, equipment acquisitions, additions to working capital and capital expenditures. If we do not use the net proceeds immediately, we temporarily invest them in short-term interest-bearing obligations. For current information on our commercial paper balances and average interest rates, see our most recent Form 10-K and 10-Q or the prospectus supplement. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus.

                           FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus, any prospectus supplements and any pricing supplements, including information incorporated by reference, discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information.

      These statements are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend that such forward-looking statements have the benefits of the safe harbors created by those Acts. The words and phrases "looking ahead," "we are confident," "should be," "will be," "predicted," "believe," "expect," "anticipate" and similar expressions identify forward-looking statements.

      These forward-looking statements reflect our current views with respect to future events and financial performance, but are subject to many uncertainties and assumptions relating to our operations and business environment which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Some of these uncertainties and assumptions are discussed in our most recent Form 10-Q.

                       DESCRIPTION OF THE DEBT SECURITIES

The Securities We May Offer

      We may offer unsecured senior or subordinated debt securities in an aggregate principal amount of up to $1,500,000,000. A prospectus supplement will describe the specific amounts, prices and terms of any securities we offer.

      We also may issue convertible subordinated debt securities that pay no interest or below-market interest at a substantial discount from their stated principal amount. We will refer to these securities as zero-coupon convertibles here and in any prospectus supplement or pricing supplement.

Issuance of Debt Securities under the Indentures

      We will issue debt securities in one or more series under one or more separate indentures between us and a U.S. banking institution, as trustee. We will issue senior debt securities, subordinated debt securities and zero-coupon convertibles under separate indentures, which we will refer to as senior indentures, subordinated indentures, and zero-coupon indentures.

      We have summarized selected provisions of the Indentures below. You should read the indentures for the full texts of provisions that may be important to you.

      We will initially issue senior debt securities under a senior indenture dated as of September 15, 1999, between us and SunTrust Bank, Atlanta, as senior trustee (the "SunTrust Senior Indenture"). The SunTrust Senior Indenture is included as an exhibit to the registration statement that we filed with the SEC. We will file the forms of any other indentures with the SEC at the time we use them. Capitalized terms used in the summary have the meanings specified in the indentures.

Terms

      We will describe specific terms relating to any new series of debt securities in a prospectus supplement or pricing supplement. These terms will include the following:

     . title of the series and whether they are senior debt securities, subordinated debt securities or zero-coupon convertibles;

     . any limit on the total principal amount of the series;

     . the price or prices at which we will sell the debt securities;

     . maturity date or dates;

     . the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

     . whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

     . the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

     . the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

     . any redemption dates, prices, obligations and restrictions;

     . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series;

     . the denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

     . the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

     . provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

     . any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the indenture;

     . any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

     . any conversion or exchange features;

     . any special tax implications of the series; and

     . any other terms of the series.

      None of the indentures will limit the amount of debt securities that we may issue. We may issue debt securities under each indenture up to the principal amount that we are authorized to issue by our Board of Directors from time to time.

      Senior debt securities will rank equally with all of our other senior and unsubordinated debt. Subordinated debt securities will have a junior position to all of our senior debt as described below under the heading "Subordination" on page 13.

      We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may also sell debt securities that are convertible into or exchangeable for our common stock. If we issue these kinds of debt securities, we will provide you with additional information in a prospectus supplement or pricing supplement.

      When we refer here and in any prospectus supplement or pricing supplement to the principal of and premium, if any, and interest, if any, on debt securities, we also mean to include mention of the payment of additional amounts, if any, which we are required to pay under the indenture or the debt securities in respect of certain taxes, assessments or other governmental charges imposed on the holders of those debt securities.

Form, Transfer and Exchange

      We will normally denominate debt securities, and pay principal, interest and any premium, in U.S. dollars. If we denominate debt securities, or pay the principal of, premium or any interest on any series of debt securities, in foreign currencies or foreign currency units, we will provide you with further information about those debt securities in a prospectus supplement or pricing supplement.

      We will normally issue the debt securities in book-entry only form. This means that one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, or its nominee, will represent the debt securities.

      Alternatively, we may issue the debt securities in (1) certificated form registered in the name of the holder of the debt securities, or (2) in bearer form, with or without coupons attached. If we issue debt securities in registered or bearer form, holders will receive certificates representing the debt securities. We will normally issue debt securities in registered form only in increments of $1,000 and debt securities in bearer form only in increments of $5,000. Debt securities in bearer form are subject to other limitations that we will describe in any prospectus supplement.

      You can transfer or exchange debt securities in registered form without charge except for reimbursement of taxes, if any. If we issue a series of debt securities in both bearer and registered form, you may exchange bearer form for registered form in a similar manner. You can transfer or exchange debt securities at the corporate trust office of the appropriate trustee or at any other office or agency maintained by us for such purposes that we identify in any prospectus supplement.

Payment

      We will pay principal, interest and any premium on debt securities in book-entry only form as provided under the heading "Book-Entry Procedures" in this prospectus.

      We will pay principal, interest and any premium on debt securities issued solely in registered form at the New York, New York corporate trust office of the appropriate trustee, or at any other office or agency maintained by us for such purposes that we identify in any prospectus supplement. We also may, at our option, pay interest on debt securities issued in registered form (1) by check mailed to the person in whose name the debt securities are registered on days specified in the indentures or any prospectus supplement or (2) by wire transfer to that person's U.S. account.

      We will make payments on debt securities in other forms at a place designated by us and specified in any prospectus supplement.

      If we authorize any other person to make payments on debt securities for us, we will identify them in a prospectus supplement.

Events of Default

      Unless we tell you otherwise in a prospectus supplement, an event of default under the indenture will occur if:

     . we fail to pay the principal or any premium on any debt security when due;

     . we fail to deposit any sinking fund payment when due;

     . we fail to pay interest or any additional amounts on any debt security for 30 days;

     . we fail to perform any other covenant in the indenture that continues for 60 days after we have been given written notice of such failure;

     . any of our debt (other than any debt securities issued under the indenture or non-recourse indebtedness) in principal amount more than 5% of our consolidated worth is accelerated and such event is not rescinded before a judgment is obtained; or

     . certain events in bankruptcy, insolvency or reorganization occur.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such action to be in the best interests of the holders.

      If an event of default for any series of debt securities occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration of acceleration.

      Other than its duties in case of a default, a trustee has no obligation to exercise any of its rights or powers under an indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

      Under each indenture, we will:

     . pay the principal, interest and any premium on the debt securities when due;

     . maintain a place of payment;

     . deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

      No indenture will limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

Book-Entry Procedures

      The following discussion pertains to debt securities that we issue in book-entry only form.

      We will issue one or more global securities, currently limited in individual amount to $200 million, representing the debt securities issued to The Depositary Trust Company ("DTC") or its nominee, Cede & Co. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant, in turn, keeps a record of its clients who purchased the debt securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

      If we use book-entry procedures, we will not deliver securities in certificated form to individual purchasers of the debt securities, and no person holding a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, holders of beneficial interests must rely on the procedures of DTC and the participant through which that person owns its interest in order to exercise any rights of a holder under that global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. In some cases, the laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for its participants' accounts. This eliminates the need to exchange certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through DTC's participants, also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of DTC's participants, together with the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

      It is DTC's current practice, when it receives any payment of principal or interest, to credit its participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to use an omnibus proxy assign any rights to consent or vote to the participant whose account is credited with securities on a record date. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name," will govern payments by participants to owners of beneficial interests in the global securities, and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

      Debt securities represented by a global security will be exchangeable for debt securities in registered form with the same terms in authorized denominations only if:

     . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depository within 90 days; or

     . we instruct the trustee that the global security is now exchangeable.

      If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its participant in such issue to be redeemed.

      In order to elect to have us repay book-entry securities, a beneficial owner must notify the trustee, through its participant, and cause the participant to transfer the participant's interest in the global security or securities representing those book-entry securities, on DTC's records, to the trustee. The requirement for physical delivery of book-entry securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry securities transferred by Direct Participants on the DTC's records.

      Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depository with respect to book-entry securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities in certificated form are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities in certificated form will be printed and delivered.

      The information in this section concerning DTC and its systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Subordination

      Payment of the principal, interest and any premium on subordinated debt securities will, when stated in a subordinated indenture and applicable prospectus supplement, be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness. Under the indenture, "Senior Indebtedness" means all notes or other unsecured evidences of our indebtedness, whether outstanding on the date of the indenture or created, assumed or incurred at a later date, for money we borrow (including all indebtedness of any other person for money borrowed which we guarantee) not expressed to be subordinate or junior in right of payment to any other or our indebtedness.

      Each subordinated indenture will provide that we may not pay principal, interest and any premium on the subordinated debt securities in the event:

     . of any insolvency, bankruptcy or similar proceeding involving us or our property; or

     . we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness when due.

      In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by any holder of any subordinated debt securities in contravention of any of the terms of the indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

      As of June 30, 1999, we had approximately $4.3 billion of Senior Indebtedness outstanding. Subordinated indentures will not limit the amount of Senior Indebtedness that we may incur.

Redemption Provisions, Sinking Fund and Defeasance

      We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms.

      The indenture permits us to discharge or "defease" certain of our obligations on any series of debt securities at any time. We may defease a certain series of debt securities by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of debt securities.

Consolidation, Merger or Sale

      We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

     . we are the continuing corporation; or

     . the successor corporation or purchaser is a corporation organized under the laws of the United States, any state within the United States, or the District of Columbia which expressly assumes:

     --payment of principal, interest and any premium on the debt securities; and

     --performance and observance of all covenants and conditions in the indenture;

      and in either case, immediately after the transaction, no event of default and no event which, if notice was given and/or a certain period of time passed, would become an event of default, shall exist.

      If we are not the continuing corporation, we will have no further liabilities or obligations under any indenture or the debt securities.

Changes to the Indenture

      Holders who own more than 50% in principal amount of the outstanding debt securities of each series affected can agree to change the indenture. However, no change can affect your principal or interest payment terms, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. In addition, no supplemental indenture may directly or indirectly modify the indenture in any manner which might alter the subordination of the outstanding debt securities.

      We may enter into supplemental indentures for other specified purposes which would not materially adversely affect your interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Concerning the Initial Senior Trustee

      SunTrust Bank, Atlanta serves as trustee under the SunTrust Senior Indenture. Its principal office is located at 25 Park Place, Atlanta, Georgia. We lease equipment to SunTrust Bank, Atlanta and provide it with business continuity services. We also have commercial banking relationships with SunTrust Bank, Atlanta and certain of its affiliates.

                        DESCRIPTION OF OUR COMMON STOCK

      The following is a summary description of our common stock and related preferred stock purchase rights. You should read our restated certificate of incorporation, bylaws and rights agreement which created the preferred stock purchase rights for the full text of provisions which may be important to you. Each of these documents is included as an exhibit to the registration statement.

General

      On June 30, 1999, we had 850,000,000 shares of authorized capital stock, consisting of:

    . 100,000,000 shares of preferred stock, none of which were outstanding;
      and

    . 750,000,000 shares of common stock, $0.10 par value, 153,139,853 of which were issued and outstanding.

Listing

      We list our common stock on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "CDO". We will also list any additional common stock we issue on these exchanges.

Dividends

      Common stockholders may receive dividends when declared by the Board of Directors. We may pay dividends in cash, stock or other form.

Fully Paid

      All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Voting Rights

      Each share of common stock has one vote in the election of directors and other matters. Common stockholders have no preemptive or cumulative voting rights.

Other Rights

      We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any.

Transfer Agents and Registrars

      We, along with ChaseMellon Stockholder Services, are transfer agent and registrar for the common stock. You may contact us at the address listed on page 3. ChaseMellon Stockholder Services is located in Ridgefield, New Jersey.

Preferred Stock Purchase Rights

      On November 4, 1997, our Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock payable to holders of record as of the close of business on November 17, 1997. Shares of common stock issued after November 17, 1997 and before the Distribution Date defined below have, or will have, a right attached. A Rights Agreement dated as of November 4, 1997 with ChaseMellon Stockholder Services, L.L.C., of New York, as rights agent, contains the terms and conditions of the rights. We filed a copy of the Rights Agreement with the SEC. We have listed the rights on the New York Stock Exchange.

      A Distribution Date will occur upon the earliest of:

     . 10 days after a public announcement that a person or group has become an Acquiring Person; or

     . 10 business days (or a later date if determined by the Board of Directors) after the date a person or group makes a tender or exchange offer that, if completed, would result in that person or group being the beneficial owner of 15% or more of our outstanding common stock; or

     . 10 business days after the Board of Directors declares a person to be an Adverse Person.

      An Acquiring Person generally is a person or group which beneficially owns 15% or more of our outstanding common stock. An Acquiring Person does not include any person or group that beneficially owned 20% or more of our outstanding common stock on November 17, 1997, until that holder acquires beneficial ownership of 30% or more of the outstanding common stock. An Adverse Person is a person or group (1) which beneficially owns 10% or more of our outstanding common stock and (2) which the Board of Directors has determined has interests adverse to ours based on requirements set out in the Rights Agreement.

      Before the Distribution Date:

     . common stock certificates will evidence the rights;

     . rights will transfer with the common stock;

     . registered holders of the common stock will be deemed to hold the associated rights; and

     . rights are not exercisable.

      After the Distribution Date:

     . the rights agent will mail separate certificates evidencing the rights to each record holder of our common stock as of the close of business on the Distribution Date;

     . each right will be exercisable to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock for the stated purchase price of $75;

     . rights will be transferable separately from the common stock; and

     . unless directed by our Board of Directors, we will only issue rights with shares of common stock issued:

     --on exercise of stock options or as awards under employee benefit plans granted as of the Distribution Date; or

     --on conversion of securities issued after November 17, 1997.

      If any person becomes an Acquiring Person or an Adverse Person, each right (other than rights beneficially owned by the Acquiring Person or Adverse Person and certain affiliated persons) will entitle the holder to purchase, for the stated purchase price, a number of shares of common stock having a market value of twice the stated purchase price.

      If, after any person has become an Acquiring Person or an Adverse Person,
(1) we enter into a merger or other business combination in which we are not the surviving company or our common stock is exchanged for other securities or assets, or (2) we sell or otherwise transfers assets or earning power aggregating more than 50% of our consolidated assets or earning power, then each right (other than rights beneficially owned by the Acquiring Person or Adverse Person and certain affiliated persons) will entitle the holder to purchase, for the stated purchase price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the stated purchase price.

      At any time after any person has become an Acquiring Person or an Adverse Person, our Board of Directors may exchange all or part of the rights (other than rights beneficially owned by an Acquiring Person or Adverse Person and certain affiliated persons) for shares of common stock at an exchange ratio of one share of common stock per right.

      Our Board of Directors may redeem all of the rights at a price of $.005 per right at any time prior to the close of business on the 15th day after the public announcement of the existence of an Acquiring Person.

      The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover. Rather, they are designed to enhance the ability of our Board of Directors to negotiate with an acquiror on behalf of all stockholders. In addition, the rights should not interfere with a proxy contest.

      The rights will expire on November 17, 2007, unless earlier exchanged or redeemed.

                    DELAWARE GENERAL CORPORATION LAW AND OUR
                    CERTIFICATE OF INCORPORATION AND BYLAWS

General

      We are a Delaware corporation subject to the Delaware General Corporation Law (the "Delaware Law"). Provisions of Delaware Law, in addition to provisions of our restated certificate of incorporation and bylaws, address corporate governance issues, including the rights of our stockholders. Some of these provisions could hinder management changes while others could have an anti-takeover effect.

      We have summarized the key provisions below. You should read the full text of the provisions of our certificate of incorporation and bylaws and Delaware Law which may be important to you.

Business Combinations

      Delaware Law and our certificate of incorporation generally require that at least 50% of our outstanding common stock vote to approve any merger, share exchange or sale of substantially all of our assets.

      Under Delaware Law, we generally may not engage in a business combination with any stockholder that beneficially owns, together with affiliates and associates, 15% or more of our outstanding common stock (for these purposes an "interested stockholder") for three years after the interested stockholder becomes an interested stockholder. This prohibition does not apply if :

     . our Board of Directors approves the business combination or the transaction that results in the stockholder becoming an interested stockholder before the stockholder becomes an interested stockholder;

     . the interested stockholder owns at least 85% of our outstanding common stock, other than common stock held by our employee directors or employee stock plans, upon completion of the transaction by which the stockholder becomes an interested stockholder; or

     . our Board of Directors and 66 2/3% of our outstanding common stock not owned by the interested stockholder vote to approve the business combination.

      Our certificate of incorporation requires that at least 66 2/3% of our outstanding common stock not owned by a "substantial stockholder" vote to approve certain business combinations and certain other transactions with a substantial stockholder unless certain minimum price and procedural requirements are met. A substantial stockholder is defined as any person or entity that acquires at least 10% of our outstanding common stock, excluding any member of the Board of Directors as of September 30, 1985, or any of our employee benefit plans. Such super-majority approval is not required if:

     . the business combination is solely between us and another corporation in which we own 50% or more stock and a substantial stockholder owns none, or

     . all following conditions are satisfied:

  (1)holders of common stock receive consideration with a cash or fair market value not less than the higher of

     --the highest per share price paid by such substantial stockholder in acquiring any common stock, or

     --the highest per share market price of our common stock during the three-month period before the date of the proxy statement described in clause (3) below or, if none, the six-month period before the business combination is consummated;

  (2)after becoming a substantial stockholder and before the business combination is consummated

     --such substantial stockholder has not acquired any newly issued shares of capital stock from us except proportionately as a stockholder or upon compliance with our certificate of incorporation; and

     --such substantial stockholder has not received the benefit (except proportionately as a stockholder) of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and

  (3)if such proposal otherwise requires stockholder approval, a proxy statement meeting the requirements of the Exchange Act shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

Board Of Directors

      Members of our Board of Directors serve staggered three year terms. This means we elect only one-third of our directors in each year.

Stockholder Proposals And Director Nominations

      Our stockholders can submit stockholder proposals and nominate candidates for the Board of Directors if the stockholders follow advance notice procedures described in our bylaws.

      To nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Stockholders must submit proposals to our corporate secretary not less than 120 days and more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     . a description of the proposal;

     . the reasons for presenting the proposal at the annual meeting;

     . the text of any resolutions to be presented;

     . the stockholder's name and address and number of shares held; and

     . any material interest of the stockholder in the proposal.

      We may reject director nominations and stockholder proposals that are late or do not include all required information. This could prevent stockholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Meetings of Stockholders

      Our certificate of incorporation and bylaws do not permit our stockholders to call a special meeting, regardless of the percentage of voting stock they hold. This provision could have the effect of delaying until the next annual stockholders' meeting stockholder actions that holders of a majority of our common stock favor.

Indemnification of Directors

      We indemnify our officers and directors to the fullest extent permitted under Delaware Law against all liabilities incurred in connection with their service to us.

Limitation of Liability of Directors

      Our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they:

     . violated their duty of loyalty to us or our stockholders;

     . acted in bad faith;

     . knowingly or intentionally violated the law;

     . authorized illegal dividends or redemptions; or

     . derived an improper personal benefit from their action as directors.

      This provision applies only to claims against directors arising out of their role as directors and not in any other capacity (such as an officer or employee). Directors remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the director's duty of care.

                              PLAN OF DISTRIBUTION

      We may sell any series of debt securities:

     . through underwriters or dealers;

     . through agents; or

     . directly to one or more purchasers.

      The prospectus supplement will include:

     . the initial public offering price;

     . the names of any underwriters, dealers or agents;

     . the purchase price of the debt securities;

     . our proceeds from the sale of the debt securities;

     . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

     . any discounts or concessions allowed or reallowed or paid to dealers.

      If we use underwriters in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.

      The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment.

      If we sell directly to you no underwriters or agents would be involved.

      Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act. Any discounts or commissions that we pay them and any profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may enter into agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make, and to reimburse those persons for expenses.

      To facilitate a debt securities offering, any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     . over-allotment involves sales in excess of the offering size, which creates a short position

     . stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum

     . short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions

     . penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions

      Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

      We are not making an offer of debt securities in any state that does not permit such an offer.

      Underwriters, dealers and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                LEGAL OPINIONS

      Jeremiah M. Fitzgerald, Esq., our Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities for us. Mr. Fitzgerald owns 74,082 shares of our common stock and holds options granted under our stock option plans to purchase an additional 134,108 shares of common stock. We expect Brown & Wood llp, New York, New York to advise any underwriters, agents and dealers.

                                    EXPERTS

      KPMG LLP, independent certified public accountants, audited and reported on our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement. We have incorporated these documents by reference in reliance upon the authority of KPMG LLP as experts in accounting and auditing in giving the report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,500,000,000

                               [LOGO OF COMDISCO]

                                Debt Securities



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the expenses we will pay in connection with the distribution of the securities being registered (all dollar amounts are estimated other than the amount of the SEC registration fee).

     Securities and Exchange Commission registration fee........... $417,000.00
     Printing......................................................  100,000.00
     Auditors' fees................................................   50,000.00
     Legal fees and expenses.......................................  120,000.00
     Blue sky fees.................................................   15,000.00
     Trustee fees and expenses.....................................   35,000.00
     Rating Agency fee.............................................  150,000.00
     Miscellaneous expenses........................................    3,000.00
                                                                    -----------
         Total..................................................... $890,000.00
                                                                    ===========

Item 15. Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

   In accordance with the Delaware Law, our restated certificate of incorporation contains a provision to limit the personal liability of the directors of Comdisco for violations of their fiduciary duty. This provision eliminates each director's liability to Comdisco or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Comdisco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

   Pursuant to most of Comdisco's employee benefit plans, including, without limitation, its long-term incentive plans and stock option plans, directors, officers and employees of Comdisco are indemnified against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans.

   Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities issued or guaranteed by Comdisco, the underwriters have agreed to indemnify Comdisco, each officer and director of Comdisco and each person, if any, who controls Comdisco within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

   Comdisco is insured for liabilities it may incur pursuant to its restated certificate of incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Comdisco's restated certificate of incorporation.

Item 16. List of Exhibits.

                                                                       Page
                                                                      Numbers
                                                                    of Exhibits
 Exhibit                                                               Filed
 Number                           Exhibit                            Herewith
 -------                          -------                           -----------
  1.1    --Form of underwriting agreement for senior debt
          securities
  1.2    --Form of distribution agreement for senior debt
          securities
  4.1    --Form of Senior Debt Indenture dated as of September
          15, 1999 between the Registrant and SunTrust Bank,
          Atlanta. The form or forms of senior debt securities
          with respect to each particular offering will be filed
          as an exhibit to a Current Report on Form 8-K and
          incorporated herein by reference.
  5      --Opinion of Jeremiah M. Fitzgerald, Esq., Vice
          President and General Counsel of the Registrant, as to
          the legality of the securities registered hereunder.
 12      --Statement Regarding Computation of Ratios
          (incorporated by reference to Exhibit 12 to the
          Registrant's Quarterly Report on Form 10-Q for the
          quarter ended
          June 30, 1999)
 23.1    --Consent of KPMG LLP
 23.2    --Consent of Jeremiah M. Fitzgerald is contained in the
          opinion filed as Exhibit 5 to this Registration
          Statement
 24      --Powers of Attorney of Directors and Officers of the
          Registrant are included on signature page
 25      --Statement of Eligibility on Form T-1 of SunTrust Bank,
          Atlanta.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

       (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Comdisco, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on September 21, 1999.

                                            COMDISCO, INC.

                                                   /s/ Nicholas K. Pontikes
                                            By_________________________________
                                               Nicholas K. Pontikes, President

                        POWER OF ATTORNEY AND SIGNATURES

      Each person whose signature appears below constitutes and appoints Nicholas K. Pontikes, John J. Vosicky and William N. Pontikes, and each of them, each with full power to act without the others, such person's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, in such person's name and on such person's behalf, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and to sign any related registration statement, and any and all amendments to such registration statement, filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of the undersigned ratifies and confirms all that any of the attorneys or agents shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                        Title                  Date
             ---------                        -----                  ----

      /s/ Nicholas K. Pontikes
------------------------------------
       (Nicholas K. Pontikes)        President, Chief
                                      Executive Officer and
                                      Director (Principal
                                      Executive Officer)
        /s/ John J. Vosicky
------------------------------------
         (John J. Vosicky)           Executive Vice           September 21, 1999
                                      President, Chief
                                      Financial Officer and
                                      Director (Principal
                                      Financial Officer)
        /s/ David J. Keenan
------------------------------------
         (David J. Keenan)           Senior Vice President
                                      and Controller
                                      (Principal Accounting
                                      Officer)
       / s/ Robert A. Bardagy
------------------------------------
        (Robert A. Bardagy)          Director

             Signature                        Title                  Date
             ---------                        -----                  ----
        /s/ C. Keith Hartley
------------------------------------
         (C. Keith Hartley)          Director

  /s/ Harry M. Jansen Kraemer, Jr.
------------------------------------
   (Harry M. Jansen Kraemer, Jr.)    Director

       /s/ Carolyn L. Murphy
------------------------------------
        (Carolyn L. Murphy)          Director

       /s/ Thomas H. Patrick                                  September 21, 1999
------------------------------------
        (Thomas H. Patrick)          Director

      /s/ William N. Pontikes
------------------------------------
       (William N. Pontikes)         Director

           /s/ Rick Kash
------------------------------------
            (Rick Kash)              Director

        /s/ Philip A. Hewes
------------------------------------
         (Philip A. Hewes)           Director